CERTIFICATE OF INCORPORATION
                           WILMINGTON STEVEDORES, INC.


     FIRST: The name of the corporation is WILMINGTON STEVEDORES, INC.

     SECOND: The address of its registered office in the State of Delaware is 13th Floor, Delaware Trust Building, 902 Market Street, P.O. Box 25130, New Castle County, Wilmington, Delaware 19899. The name of its registered agent at such address is Robert Meyer.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations my be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 250 shares of common stock without par value.

     FIFTH: The name and mailing address of the incorporator is as follows:

                Name                      Address
                ----                      -------
                John G. Mulford           1118 Wilmington Trust Building
                                          Wilmington, Delaware 19801


     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the bond of directors is expressly authorized:

     To make, alter or repeal the By-Laws of the corporation.

     To authorize and cause to be executed mortgages and lions upon the real and personal property of the corporation.

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     To set apart out of any of the funds of the corporation mailable for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any mating of the committee. Any such committee, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the By-Laws may provide that in the absence or disqualification of any member of such committee or committees, the or members thereof present at any meet and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

     When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may con sist in whole or in part of money or property including shares of stock, and/or other securities of,

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any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     EIGHTH: This section has been deleted.

     NINTH: Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the corporation. Elections of directors need not be by written ballot unless the By-Law of the corporation shall so provide.

     TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this my act and dead and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of January, A.D., 1975.


                                              /s/ John G. Mulford
                                              --------------------------------
                                              John G. Mulford


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STATE OF DELAWARE    :
                     :       SS
NEW CASTLE COUNTY    :


     BE IT REMEMBERED that on this 27th day of January, A.D., 1975, personally came before for the State of Delaware, John G. Mulford, the party to the foregoing certificate of incorporation, known to me personally to be such, acknowledged the said certificate to be the act and dead of the signet and that the facts stated therein are true.

     GIVE under my hand and seal of office the day and year aforesaid.


                                              /s/ illegible
                                              --------------------------------
                                              Notary Public


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